Exhibit 10.52

APACHE CORPORATION
Amendment of Performance Share Grant Agreement

Apache Corporation (“Apache”) sponsors the Apache Corporation 2011 Omnibus Equity Compensation Plan and the Apache Corporation 2016 Omnibus Compensation Plan (collectively, the “Plans”). Pursuant to the Plans and the annual Performance Share Programs initiated thereunder (“Performance Programs”), Conditional Grants (as defined in the Performance Programs) of Restricted Stock Units (as defined in the Plans) have been granted to various “Eligible Persons” (as defined in the Plan), and Apache, pursuant to the terms of the various Performance Share Program Agreements (“Performance Share Agreements”) and the Plans, reserved the right to amend the Performance Share Agreements from time to time. Apache, effective July 29, 2019, exercised that right with respect to only those Performance Share Agreements which are valid and outstanding prior to July 29, 2019 and other than as provided in certain resolutions adopted by the Management Development and Compensation Committee of the Board of Directors of Apache, as follows:

1.    The paragraph discussing vesting upon a Change of Control in the “Vesting Period” portion of the Grant Notice of such Performance Share Agreement with respect to employment termination and Retirement is replaced with the provision set forth below, provided that all provisions related to deferrals into the Apache Corporation Deferred Delivery Plan shall remain in effect:
Vesting is accelerated to 100% upon the Recipient’s Involuntary Termination or Voluntary Termination with Cause occurring (i) on or after a Change of Control which occurs on or before the end of the Performance Period provided that the Recipient is an Eligible Person at the time of such termination, with vesting to be in the number of RSUs determined by applying the multiple of 1.00 to the Target Amount or (ii) on or after a Change of Control which occurs after completion of the Performance Period. Upon such vesting, the applicable amount of Stock/cash, subject to required tax withholding, shall be paid by the Company to the Recipient within thirty (30) days of such vesting date.
If, after the first three (3) months of the Performance Period (and not before), the Recipient’s termination of employment from the Company and the Affiliates occurs by reason of his or her Retirement, the Recipient shall be deemed to continue to be employed as an Eligible Person for purposes of this Grant and shall continue to vest with respect to a specified percentage of RSUs over the Vesting Period provided that the Recipient meets the Retirement Conditions set forth in section 6 of the Agreement. In the event of a Change of Control after the Recipient retires during the period commencing on the first day following the first three (3) months of the Performance Period and ending on the last day of the Vesting Period, vesting is accelerated to 100% for such Recipient upon the occurrence of the Change of Control. In the event of a Change of Control prior to the Recipient’s termination of employment by reason of Retirement and after the first three (3) months of the Performance Period and ending on the last day of the Vesting Period, the Recipient shall become 100% vested upon the Recipient’s termination of employment by reason of Retirement. Unless expressly otherwise provided in the Agreement with respect to Retirement and Change of Control, the applicable amount of Stock/cash, subject to required tax withholding, shall be paid by the Company to the Recipient upon the earlier to occur of a 409A Change of Control or the normal vesting dates (in the applicable percentage amounts). Payment shall be made within thirty (30) days of a 409A Change of Control or within sixty (60) days of the normal vesting dates, whichever is applicable.
2.    The definitions of “Involuntary Termination” and “Voluntary Termination with Cause” are replaced in their entirety to read as follows:

“Involuntary Termination” means the termination of employment of the Recipient by the Company or its successor for any reason on or after a Change of Control; provided, that the termination does not result from an act of the Recipient that (i) constitutes common-law fraud, a felony, or a gross malfeasance of duty and (ii) is materially detrimental to the best interests of the Company or its successor; provided that clause (ii) shall not apply to any RSU Award that was awarded on or before November 2, 2017, to any “covered employee” (as determined under Section 162(m) of the Code, as amended by the Tax Cuts and Jobs Act of 2017) if this amended definition constitutes a material modification of the agreement providing such RSU Award as determined under Section 162(m) of the Code, IRS Notice 2018-68 and other applicable guidance, that would otherwise result in some or all of such RSU Award not being deductible by the Company for federal tax purposes.

“Voluntary Termination with Cause” occurs upon a Recipient’s separation from service of his or her own volition and one or more of the following conditions occurs without the Recipient’s consent on or after a Change of Control:

(a)	There is a material diminution in the Recipient’s base compensation, compared to his or her rate of base compensation on the date of the Change of Control.

(b)	There is a material diminution in the Recipient’s authority, duties or responsibilities.

(c)
There is a material diminution in the authority, duties or responsibilities of the Recipient’s supervisor, such as a requirement that the Recipient (or his or her supervisor) report to a corporate officer or employee instead of reporting directly to the board of directors.

(d)	There is a material diminution in the budget over which the Recipient retains authority.

(e)
There is a material change in the geographic location at which the Recipient must perform his or her service, including, for example the assignment of the Recipient to a regular workplace that is more than 50 miles from his or her regular workplace on the date of the Change of Control.

The Recipient must notify the Company of the existence of one or more adverse conditions specified in clauses (a) through (e) above within 90 days of the initial existence of the adverse condition. The notice must be provided in writing to the Company or its successor, attention: Vice President, Human Resources. The notice may be provided by personal delivery or it may be sent by email, inter-office mail, regular mail (whether or not certified), fax, or any similar method. The Company’s Vice President, Human Resources, or his/her delegate shall acknowledge receipt of the notice within 5 business days; the acknowledgement shall be sent to the Recipient by certified mail. Notwithstanding the foregoing provisions of this definition, if the Company remedies the adverse condition within 30 days of being notified of the adverse condition, no Voluntary Termination with Cause shall occur. This amended definition of Voluntary Termination with Cause shall not apply (and the previous definition shall apply) to any RSU Award that was awarded on or before November 2, 2017, to any “covered employee” (as determined under Section 162(m) of the Code, as amended by the Tax Cuts and Jobs Act of 2017) if this amended definition constitutes a material modification of the agreement providing such RSU Award as determined under Section 162(m) of the Code, IRS Notice 2018-68 and other applicable guidance, that would otherwise result in some or all of such RSU Award not being deductible by the Company for federal tax purposes.
3.    Section 5 is replaced in its entirety to read as follows:
5.    Change of Control.
(a)    Pursuant to Section 13.1(c)(iii) and (d) of the Plan, the following provisions of this section 5 of the Agreement shall supersede Sections 13.1(a), (b) and (c) of the Plan. Without any further action by the Committee or the Board, in the event of the Recipient’s Involuntary Termination or Voluntary Termination with Cause which occurs (i) on or after a Change of Control and (ii) prior to the end of the Performance Period, the Recipient shall become 100% vested as of the date of such Involuntary Termination or Voluntary Termination with Cause in the number of RSUs determined by applying the multiple of 1.00 to the Target Amount. Subject to section 12(b) of this Agreement, payment shall occur within thirty (30) days of the date of such Involuntary Termination or Voluntary Termination with Cause, subject to required tax withholding.
(b)    In the event of a Recipient’s Involuntary Termination or Voluntary Termination with Cause occurring on or after a Change of Control which occurs after the end of the Performance Period, the Recipient shall become 100% vested in the

Final Amount of RSUs as of the date of such Involuntary Termination or Voluntary Termination with Cause. Subject to section 12(b) of this Agreement, payment shall occur within thirty (30) days of the date of such Involuntary Termination or Voluntary Termination with Cause, subject to required tax withholding.
(c)    In the event of a Change of Control following the Recipient’s termination of employment by reason of Retirement, after the first three (3) months of the Performance Period and ending on the last day of the Vesting Period, the Recipient, shall become 100% vested in the unvested Final Amount of RSUs as of the date of the Change of Control. Subject to section 12(b) of this Agreement, payment shall occur within thirty (30) days of a 409A Change of Control provided that if no 409A Change of Control occurs during the Performance Period, nor during the period of continued vesting as set forth in section 3(b) and 4(c) of this Agreement, then the Final Amount shall be paid by the Company to the Recipient who is retired, within sixty (60) days of the vesting dates (in the applicable percentage amounts) set forth in section 2 of this Agreement, subject to required tax withholding. In the event of a Change of Control prior to the Recipient’s termination of employment by reason of Retirement and after the first three (3) months of the Performance Period and ending on the last day of the Vesting Period, the Recipient shall become 100% vested in the unvested Final Amount of RSUs as of the date that the Recipient terminates employment by reason of Retirement. For the purpose of vesting as set forth in the prior sentence, a Recipient’s Involuntary Termination or Voluntary Termination with Cause after a Change of Control shall be deemed a termination by reason of Retirement. Subject to section 12(b) of this Agreement, if the Recipient terminates employment by reason of Retirement after a Change of Control, the Recipient shall receive payment with respect to 100% of such Final Amount within sixty (60) days of the vesting dates (in the applicable percentage amounts) as set forth in section 2 of this Agreement, subject to required tax withholding.
4.    The previous stated revisions shall apply to any Performance Share Agreement whether the payment is to be in the corporation’s common stock or in cash, and the provisions in the Performance Share Agreement related to such payments shall be maintained as provided in a Performance Share Agreement.
5.    The previous stated revisions shall not apply or be made to any Performance Share Agreement that was awarded on or before November 2, 2017, to any “covered employee” (as determined under Section 162(m) of the Code, as amended by the Tax Cuts and Jobs Act of 2017).
6.    If a Performance Share Agreement contains different Section cites, headings, etc., but contains similar provisions to those being replaced by the replacement provisions set forth in the foregoing, then the replacement provisions shall apply to such Performance Share Agreement and such Performance Share Agreements are amended in accordance with the foregoing revisions subject to adjustment, as appropriate, for the different Section cites, headings, etc., and if any Section or paragraph containing a provision to be replaced as set forth in this amendment has an introductory sentence or clause or ending sentence or clause, the replacement provision shall include any such introductory and/or ending sentence or clause.
EXECUTED this 29th day of July, 2019.

APACHE CORPORATION

By: /s/ Dominic J. Ricotta
Dominic J. Ricotta
Senior Vice President,
Human Resources